As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333-105404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)

1001 Bishop Street, Suite 2900 Honolulu, Hawaii (Address of Principal Executive Offices)	96813 (Zip Code)

1987 STOCK OPTION AND INCENTIVE PLAN OF HAWAIIAN ELECTRIC INDUSTRIES, INC.
AS AMENDED AND RESTATED EFFECTIVE JANUARY 21, 2003

(Full title of the plan)

James A. Ajello

Executive Vice President and Chief Financial Officer

1001 Bishop Street, Suite 2900, Honolulu, Hawaii 96813

(Name and address of agent for service)

(808) 543-5662

(Telephone number, including area code, of agent for service)

Copies of communications to:

David J. Reber, Esq.

Goodsill Anderson Quinn & Stifel LLP

P. O. Box 3196

Honolulu, Hawaii 96801

(808) 547-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-105404) filed on May 20, 2003 (the “Registration Statement”) to deregister shares of the Registrant’s common stock (without par value) (“Registrant Common Stock”) registered by the Registration Statement and remaining unissued and unsold upon termination of the offering thereunder.

The Registration Statement registered 4,000,000 shares (2,000,000 shares originally registered as adjusted to reflect a two-for-one stock split in 2004) of Registrant Common Stock to be offered and sold pursuant to the Hawaiian Electric Industries, Inc. 1987 Stock Option and Incentive Plan as amended and restated effective January 21, 2003 (the “Plan”).  In 2010, the Board of Directors of Registrant adopted a new plan, titled the Hawaiian Electric Industries, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”).  The 2010 Plan became effective upon approval by Registrant’s shareholders on May 11, 2010 and, by the terms of the 2010 Plan, no new awards were to be made under the 1987 Plan (nor have any new awards been made) since the effective date of the 2010 Plan.  However, at the time the 2010 Plan became effective, there remained outstanding a number of awards under the 1987 Plan; accordingly, the Registration Statement has remained effective and shares of Registrant Common Stock have been issued from time to time pursuant to the awards outstanding under the 1987 Plan.

All awards under the 1987 Plan have now been exercised or otherwise been satisfied or have expired and the 1987 Plan no longer is of any force or effect and has terminated.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister an aggregate of 3,680,567 shares of the Registrant’s Common Stock previously registered under the Registration Statement that have not been issued or sold, and will not in the future be issued or sold, under the 1987 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 7th day of August, 2015.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ James A. Ajello
James A. Ajello
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ CONSTANCE H. LAU	President, Chief Executive Officer and	August 7, 2015
Constance H. Lau	Director
(Principal Executive Officer)

/s/ JAMES A. AJELLO	Executive Vice President	August 7, 2015
James A. Ajello	and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ JEFFREY N. WATANABE	Chairman of the Board and	August 7, 2015
Jeffrey N. Watanabe	Director

/s/ THOMAS B. FARGO	Director	August 7, 2015
Thomas B. Fargo

/s/ PEGGY Y. FOWLER	Director	August 7, 2015
Peggy Y. Fowler

/s/ A. MAURICE MYERS	Director	August 7, 2015
A. Maurice Myers

/s/ KEITH P. RUSSELL	Director	August 7, 2015
Keith P. Russell

/s/ JAMES K. SCOTT	Director	August 7, 2015
James K. Scott

/s/ KELVIN H. TAKETA	Director	August 7, 2015
Kelvin H. Taketa

/s/ BARRY K. TANIGUCHI	Director	August 7, 2015
Barry K. Taniguchi

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